Exhibit 19.1
DOMO, INC. INSIDER TRADING POLICY
(Adopted as of May 31, 2018 and effective as of the closing of the Company’s initial public offering)

1.POLICY OVERVIEW
The purpose of this Insider Trading Policy (“Policy”) is to ensure that all directors, officers, employees, consultants, contractors and agents (e.g. auditors, consultants, board observers and attorneys) of Domo, Inc. and its subsidiaries (“Company”) trade and transact the Company’s securities lawfully and ethically.
Subject to the limited exceptions described herein, this Policy prohibits any director, officer, employee, consultant, contractor and agent from:
(a)disclosing nonpublic information of the Company or of any third party to whom the Company owes a duty of confidentiality;
(b)engaging in transactions in the Company’s securities or the securities of another company while in possession of material, nonpublic information regarding the issuer of the security or engaging in other actions to take advantage of that information; and
(c)engaging in certain risky securities transactions or transactions that could lead to a violation of the insider-trading prohibition of this Policy.
Your compliance with this Policy is at all times a condition of your continuing employment or of your ongoing service-provider relationship with the Company. Violating this Policy could also expose you to civil and criminal penalties under federal and state laws.
2.KEY DEFINITIONS
(a)Nonpublic Information
Information is “nonpublic” if the information has not been broadly disseminated to the public for a sufficient period of time to be reflected in the price of Company’s stock or other publicly traded security.
In most circumstances you should consider information nonpublic until at least one full trading day has elapsed after the information is broadly distributed to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. A trading day is a day on which U.S. national stock exchanges are open for trading. A full trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.
Unless you know for certain that material information was publicly disseminated, you should assume the information is nonpublic. If you have any questions or uncertainty as to whether information is nonpublic then consult with the Company’s Compliance Officer.
(b)Material Information
Information is material if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, hold or sell securities or would view the information, whether positive or negative, as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. If you have any questions or uncertainty as to whether information is material, then consult with the Company’s Compliance Officer.

Material information includes but is not limited to:
    financial results or condition; earnings preannouncements, guidance, projections or forecasts, particularly if inconsistent with the Company’s guidance or the investment- community’s expectations;
    business plans or budgets;
    significant business developments like executing, modifying or terminating important agreements or significant orders from or to customers, suppliers, manufacturers or other business partners;
    product introductions, modifications, defects or recalls or significant price changes or other key product announcements;
    significant results in research and development or intellectual property;
    significant legal or regulatory developments, whether actual or threatened, including litigation or resolving litigation;
    significant corporate events such as a pending or proposed merger, joint venture or tender offer; a significant investment; acquiring or disposing a significant business or asset; or a change in control;
    major personnel changes, such as changes in senior management or employee layoffs;
    restating financial results, material impairments, write-offs or restructurings;
    changes in or disputes with the Company’s independent auditors, or notification that the Company may no longer rely on an audit report;
    significant new financial obligations
    significant default under, or acceleration of, a financial obligation;     impending bankruptcy or financial liquidity problems;
    significant events involving the Company’s securities including a call for redemption; adopting a stock repurchase program; option repricings; stock splits; changes in dividend policies; public or private securities offerings; modifying security-holder rights; or a notice of delisting;
    a special blackout period; and
    updates regarding any prior material disclosure that has materially changed.
(c)Insider
An individual is an “Insider” if he or she possesses material, nonpublic information about the Company or another company whose securities are publicly traded. Insiders may include Company directors, officers, employees, consultants, contractors and agents.
(d)Related Party
References to an individual include members of his or her immediate family, persons with whom that individual shares a household, his or her economic dependents, and any other individuals or entities whose transactions in securities he or she influences, directs or controls.

(e)Section 16 Reporting Persons
Under U.S. federal securities law, corporate directors and certain corporate officers, referred to as
“Section 16 reporting persons,” are subject to higher scrutiny for insider trading violations and accordingly are subject to greater regulation. The Company’s Section 16 reporting persons are identified on Schedule I. The Compliance Officer may amend Schedule I from time to time as appropriate to reflect the election of new officers or directors, any change in the responsibilities of officers or other employees and any promotions, demotions, resignations or departures.
(f)Compliance Officer
For purposes of this Policy, the Company’s Compliance Officer is the Company’s Chief Legal Officer. The Compliance Officer may designate others, from time to time, to assist with the execution of his or her duties under this Policy.
3.TO WHOM DOES THIS POLICY APPLY?
This Policy applies to all Company directors, officers, employees, consultants, contractors and agents, both inside and outside the United States. Every person subject to this Policy is responsible for ensuring that their related parties also comply with it.
4.WHAT KINDS OF SECURITIES TRANSACTIONS ARE COVERED BY THIS POLICY?
Except as discussed in Section 10 (Limited Exceptions), this Policy applies to all transactions involving the Company’s securities or other companies’ securities for which you possess material, nonpublic information obtained in the course of your service with the Company. This Policy therefore applies to:
a.purchases, sales and other transfers of equity securities (including common stock, options, restricted stock units, warrants and preferred stock) and debt securities of the Company and such other companies;
b.any other arrangements that generate gains or losses from or based-on changes in the prices of such securities including derivative securities (e.g., exchange-traded put or call options), hedging transactions, short sales and certain arrangements regarding participation in benefit plans; and
c.offers to engage in the transactions discussed above.
There are no exceptions from insider trading laws or this Policy based on the size of the transaction.
5.WHOSE INFORMATION IS COVERED BY THIS POLICY?
This Policy covers material, nonpublic information of the Company as well as that of other companies, such as the Company’s distributors, vendors, customers, collaborators, suppliers and competitors.
6.POLICIES REGARDING NONPUBLIC INFORMATION
(a)Confidentiality of Nonpublic Information
This Policy supplements your existing obligations under the Company’s Proprietary Information and Inventions Agreement and the Company’s External Communications Policy.
Under this Policy, your unauthorized use or disclosure of nonpublic information relating to the Company or other companies is prohibited. You may only use nonpublic information you acquire in the course of your service with the Company for legitimate Company business purposes. You should handle the nonpublic information of parties other than the Company in accordance with the terms of any relevant nondisclosure agreements with that other party, and you must limit your use of any such nonpublic information to the purpose for which it was disclosed.

In cases where you are required to disclose nonpublic information to third parties by law or otherwise, coordinate with the Company’s Chief Legal Officer prior to disclosing the information.
(b)No Trading on Material, Nonpublic Information
Except as discussed in Section 10 (Limited Exceptions), you may not, either directly or indirectly through others, engage in any transaction involving the Company’s securities while you are aware of material, nonpublic information relating to the Company. It is not a defense that you did not “use” the information in your transaction. Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material, nonpublic information about that company (except to the extent the transactions are analogous to those presented in Section 10 (Limited Exceptions)).
(c)No “Tipping” Others; Avoid Speculation
You may not make recommendations or express opinions based on material, nonpublic information as to trading in the securities of companies to which such information relates. This prohibition prohibits disclosure (even anonymous disclosure) via the Internet or in blogs, investor forums or chat rooms, and it applies whether or not you derive any profit or personal benefit from doing so.
(d)Refer All External Inquiries to Appropriate Individuals
You may not respond to any inquiries or requests from third parties for nonpublic information; if you receive such a request then refer the third party to the appropriate Company individual(s) per the Company’s External Communications Policy. If you don’t know who the appropriate individuals are then refer the inquiry or request to the Chief Legal Officer. The Company is required under Regulation FD (Fair Disclosure) of the
U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject the Company to enforcement action by the SEC, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law. Please consult the Company’s External Communications Policy for more details.
7.TRADING BLACKOUT PERIODS
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods. The Company may also institute special trading blackout periods from time to time. It is important for you to note that whether or not you are subject to blackout periods, you remain subject to all prohibitions on trading on the basis of material, nonpublic information and any other applicable restrictions in this Policy.
(a)Quarterly Blackout Periods
Except as discussed in Section 10 (Limited Exceptions), the individuals on Schedule II may not conduct transactions involving the Company’s securities during quarterly blackout periods. The Compliance Officer may update the list of individuals on Schedule II at any time.
Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.
Quarterly blackout periods begin on the date that is 14 days prior to the end of the third month of each fiscal quarter (i.e., April 16, July 17, October 17 and January 17) and end at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.

(b)Special Blackout Periods
The Company may also prohibit certain individuals, including but not necessarily limited to those on Schedule II, from engaging in transactions involving the Company’s securities when, in the judgment of the Compliance Officer, a trading blackout is warranted. The Company may impose special blackout periods when there are material developments known to the Company but not yet public (e.g., in anticipation of announcing out-of-cycle earnings guidance or a significant transaction or business development), but may also impose a special blackout period for any reason, including in circumstances when it may be necessary or desirable in order to facilitate orderly trading of the Company’s securities. The Company will notify those individuals subject to a special blackout period before the special blackout period starts. If you are so-notified they you may not engage in any transaction involving the Company’s securities until instructed otherwise by the Compliance Officer, and you may not disclose the existence of the special blackout period to others.
8.PRE-CLEARING TRADES
Those individuals listed on Schedule III must obtain clearance from the Compliance Officer prior to conducting any transaction involving the Company’s securities. The Compliance Officer may, at any time, add or remove persons subject to the pre-clearance requirement and revise Schedule III accordingly.
The Compliance Officer must obtain clearance from the Company’s Chief Executive Officer or Chief Financial Officer prior to conducting any transaction involving the Company’s securities.
To obtain pre-clearance, an individual must submit a Pre-Clearance Request for Domo Insider Trading Policy (the “Approval Center Pre-Clearance Request”) using the Approval Center in Domo. The Approval Center Pre-Clearance Request can be found at this link: https://domo.domo.com/approval/create-request/8b931647- 03c1-4f09-855a-397930a302ed at least three business days prior to the date of the proposed trade. The Compliance Officer will provide pre-clearance by approving the Approval Center Pre-Clearance Request using the Domo Approval Center. Once pre-cleared, the pre-clearance of the transaction will expire immediately upon the earliest to occur of:
(a)the date on which the Company's next quarterly blackout period under the Company's Insider Trading Policy begins;
(b)the date on which the person proposing to trade becomes subject to a special blackout period under the Company's Insider Trading Policy begins;
(c)the person proposing to trade becomes aware of Material Non-Public Information; and
(d)unless stated otherwise, three (3) business days after the Proposed Transaction Date set forth in the Approval Center Pre-Clearance Request.
These pre-clearance procedures decrease, but do not eliminate, risks for those individuals with regular or special access to material nonpublic information when executing certain securities transactions. Pre-clearing a transaction is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy. Further, pre-clearing a transaction does not constitute an affirmation by the Company or the Compliance Officer that you are not in possession of material, nonpublic information.
The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction for any reason. The Company assumes no liability to you in any manner regarding your trading activity or any proposed transaction. Even where the Company has reviewed and pre-clears a transaction, it is your responsibility to ensure that your trading activity complies with all applicable laws and requirements.
9.ADDITIONAL RESTRICTIONS AND GUIDANCE
In addition to restricting you from buying and selling securities while you possess material, nonpublic information, this Policy may also restrict your ability to enter into certain risky securities transactions or transactions that could easily lead to the violation of insider-trading laws and requirements.
(a)Short Sales Prohibited
You are prohibited from entering into short sales (i.e., sale of a security that you don’t own at the time of the sale) and “selling short against the box” (i.e., a sale with a delayed delivery) of the Company securities.
(b)Derivative Security and Hedging Transactions Prohibited
You are prohibited from engaging in transactions in publicly traded or privately negotiated options, such as puts and calls, and other derivative securities (whether or not publicly traded) involving the Company’s securities. This prohibition applies to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. Stock options, stock appreciation rights, and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company, and broad-based index options, futures or baskets are not subject to this prohibition.
(c)Holding Company securities in margin accounts
You may not hold Company securities in margin accounts. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information subject to a black-out or are otherwise not permitted to trade, may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company.
(d)Open Orders Restricted
This Policy strongly discourages you from placing open orders, such as limit orders or stop orders, that could come into effect during, or extend into, a blackout period or other closed trading window. You may only place open orders for trades you know will occur during an open trading window. You are responsible for violations of law or of this Policy for any trades that occur at a time when you are aware of material, nonpublic information or otherwise are not permitted to trade in Company securities, even if the trades were made pursuant to an open order placed during an open trading window.
10.LIMITED EXCEPTIONS
There are very few exceptions to the restrictions this Policy imposes on you. These exceptions are enumerated below.
Even if a transaction falls within an exception to this Policy, there is no guarantee that the transaction will not run afoul of applicable law. For example, a transaction that is not prohibited under this Policy can still be subject to the “short-swing” trading restrictions under Section 16 of the Exchange Act. You are responsible for complying with all applicable laws at all times.
(a)Transactions Pursuant to a Trading Plan that Complies with SEC Rules
Transactions made pursuant to written instructions that comply with Rule 10b5-1 of the Exchange Act and is approved by the Compliance Officer (a “Trading Plan”), are not subject to the restrictions in this Policy. In approving a Trading Plan, or any proposed modification or termination of a Trading Plan, the Compliance Officer may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1. Therefore, you must confer with the Compliance Officer prior to entering into, amending, or terminating any Trading Plan.
The SEC rules regarding trading plans are complex and require strict compliance to be effective. Trading Plans must (i) specify the amount, price and date of the transaction, (ii) specify an objective method for determining the amount, price, and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price, and date of the transaction in another person who is not, at the time of the transaction, aware of material, nonpublic information. For a full description of requirements and guidance regarding how to structure a trading plan in compliance with this Policy please refer to Schedule IV.
The Company recommends that you consult with your personal legal advisor if you intend to adopt a Trading Plan. Even though Trading Plans are subject to review and approval by the Company, the individual adopting the Trading Plan is ultimately responsible for compliance with Rule 10b5-1 and ensuring the Trading Plan complies with this Policy.
You must file any Trading Plans, and any amendments thereto, with the Compliance Officer. You must include an executed certificate stating that the Trading Plan complies with Rule 10b5-1 and any other criteria established by the Company. The Company may publicly disclose information regarding Trading Plans you enter into.
The Company recognizes that brokers may impose fees for implementing Trading Plans that comply with Rule 10b5-1, and that brokers also generally have share or dollar value minimums that can make these Trading Plans impractical for some participants. The Company will not reimburse you for these additional fees nor make accommodations if such a Trading Plan is impractical for you.
(b)Receipt and Vesting of Stock Options, Restricted Stock Units, Restricted Stock and Stock Appreciation Rights
The trading restrictions under this Policy do not apply to the grant or award to you of stock options, restricted stock units, restricted stock or stock appreciation rights by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock units, restricted stock or stock appreciation rights in accordance with applicable plans and agreements, including
“sell-to-cover” transactions in connection with the vesting of an award in order to satisfy associated tax obligations pursuant to Company policy. However, the trading restrictions do apply to any subsequent sales of any such securities.
(c)Exercising Stock Options

The trading restrictions under this Policy do not apply to you exercising:     stock options for cash under the Company’s stock option plans;
    a stock-for-stock exercise with the Company, assuming you have disclosed any material, nonpublic information you know to the Company; or
    an election to have the Company withhold securities to cover tax obligations in connection with an option exercise, assuming you have disclosed any material, nonpublic information you know to the Company.
The trading restrictions under this Policy do apply to you exercising:
    a sale of any securities issued upon the exercise of a stock option;
    a cashless exercise of a stock option through a broker, since a cashless exercise involves selling a portion of the underlying shares to cover the costs of exercise; and
    any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

(d)Stock Splits, Stock Dividends and Similar Transactions
The trading restrictions under this Policy do not apply to a change in the number of securities you hold as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
(e)Bona fide Gifts and Inheritance
The trading restrictions under this Policy do not apply to bona fide gifts of Company securities or transfers by will or by the laws of descent and distribution. However, the trading restrictions under this policy do apply to any subsequent trading of such securities if the donee is a related party of the donor.
(f)Change in Form of Ownership
Transactions that involve merely a change in the form in which you own securities are not subject to the trading restrictions under this Policy. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.
(g)Other Exceptions
Any other Policy exceptions must be approved by the Compliance Officer, possibly in consultation with the Board of Directors or an independent committee of the Board of Directors.
11.ADDITIONAL REQUIREMENTS FOR SECTION 16 REPORTING PERSONS
(a)Expanded reporting obligations
If you are a Section 16 reporting person then you must provide, or ensure that your broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) about your transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a Trading Plan, both prior to (to confirm compliance with pre-clearance procedures) and promptly following execution. The obligation to file Section 16 reports, and to otherwise comply with Section 16, lies with you. The Company is not responsible for your failure to comply with Section 16.
(b)Limitations on “Short-Swing” Transactions
If you are a Section 16 reporting person then you are required to return any profits you make from any purchase and any sale of Company stock if both transactions occur within a six-month window.
(c)Using Company Securities as Collateral for Loans
If you are a Section 16 reporting person then you are prohibited from pledging Company securities as collateral for loans.
(d)Holding Company Securities in Margin Accounts
If you are a Section 16 reporting person then you are prohibited from holding Company securities in margin accounts.
(e)Regulation BTR Blackouts
Under U.S. federal securities laws a Regulation Blackout Trading Restriction (“Regulation BTR”) prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits you realized from transactions that violate Regulation BTR are recoverable by the Company, regardless of the intentions of a director or officer when effecting the transaction. If you engage in such transactions then you are subject to SEC sanction as well as potential criminal liability. The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. The Company will provide separate memoranda and other appropriate materials to its directors and executive officers regarding compliance with Regulation BTR.

12.ADDITIONAL TERMS
(a)Term of Applicability; Post-Departure Applicability
You must comply with this Policy until the later of the time you (i) are no longer affiliated with the Company and (ii) no longer possess any material, nonpublic information subject to this Policy. If you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company then you must abide by the applicable trading restrictions until at least the end of the relevant blackout period.
(b)Personal Responsibility
You are ultimately responsibility for complying with this Policy and all applicable laws and regulations. The laws relating to insider trading can be complex, and violating them can carry severe consequences. Seek assistance if you have any questions. Use your best judgment at all times and consult with your personal legal and financial advisors as needed. Note that the Company’s legal counsel, both internal and external, represent the Company and not you personally.
There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse your failure to comply with this Policy. In addition, a blackout or trading-restricted period will not extend the term of your options. As a consequence, you may be prevented from exercising your options by this Policy or as a result of a blackout or other restriction on your trading, and as a result your options may expire by their term. It is your responsibility to manage your economic interests and to consider potential trading restrictions when determining whether to exercise your options. In such instances, the Company cannot extend the term of your options and has no obligation or liability to replace the economic value or lost benefit to you.
(c)Policy Availability
The Company will make this Policy available to all Company directors, officers, employees, consultants, contractors and agents when they commence Company service. Each director, officer, employee, consultant, contractor and agent is required, if requested, to acknowledge that he or she understands, and agrees to comply with, this Policy. You may also obtain a copy of the Company’s policies regarding insider trading at any time from the Compliance Officer.
(d)Amendments
We are committed to continuously reviewing and updating our policies and procedures.The Company reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable The Compliance Officer has the authority to amend Schedule I in accordance with Section 11 hereof, Schedule III in accordance with Section 8 hereof and Schedule III in accordance with Section 12(e) hereof. law.
(e)Ancillary Documents
Schedule V lists various ancillary documents the Company may use in connection with this Policy. The Compliance Officer may amend, alter, substitute or terminate any of these ancillary documents at any time and for any reason, subject to applicable law.
(f)Report Violations
It is your responsibility to understand, comply with and help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected Policy violations to the Compliance Officer. If your situation requires that your identity be secret, the Company will preserve your anonymity to the greatest extent reasonably possible.
The Company has contracted Lighthouse Services, an independent company, to handle these types of reports. You may report actual or suspected Policy violations using either the website or toll-free number on an anonymous basis; however, the investigation may be more effective in obtaining follow-up or clarifying information if you identify yourself. If you make an anonymous report then please provide as much detail as possible, including copies of any relevant documents. In Touch can be utilized:
By Web:    www.lighthouse-services.com/domo
By email:    reports@lighthouse-services.com (Domo’s name should be included in any report submitted via email)
By phone (toll free):
    Direct Dial
oEnglish speaking USA and Canada: 855-620-0002
oSpanish speaking USA and Canada: 800-216-1288
oFrench speaking Canada: 855-725-0002
oSpanish speaking Mexico: 01-800-681-5340
    AT&T USA Direct
oAll other countries: 800-603-2869 (must dial country access code)

* * *
Nothing in this Policy creates or implies an employment contract or term of employment, or limits either the Company’s or employee’s right to terminate employment at any time for any reason. No employee of the Company except the Chief Executive Officer has any authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to the Company’s policy of employment at-will, and any such agreement or representation must be in writing.
The proscriptions in this Policy do not constitute a complete list of restrictions or a complete list of the types of conduct that can result in discipline, up to and including discharge.